Exhibit 2.1
                         Secretary of State Certificate




SECRETARY OF STATE
STATE OF NEVADA


CORPORATE CHARTER


I DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that ASSURE DATA, INC. did on November 18, 2002 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.


IN WHITNESS WHEROF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on November 19, 2002.



DEAN HELLER

Secretary of State

By Certification Clerk